Exhibit 99.1

FOR IMMEDIATE RELEASE

Idenix Pharmaceuticals Contacts:

Kelly Barry (617) 995-9033 (media)

Teri Dahlman (617) 995-9807 (investors)

IDENIX PHARMACEUTICALS PROVIDES UPDATE ON

HEPATITIS C CLINICAL DEVELOPMENT PROGRAMS

- IDX719 demonstrates pan-genotypic activity at single doses in HCV-infected patients achieving greater than 3 log10 viral load reductions in the 100 mg dose group across genotypes 1, 2 and 3; three-day proof-of-concept study underway

- IDX184/PegIFN/RBV phase IIb study fully enrolled

CAMBRIDGE, Mass., April 19, 2012 — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today announced data from a phase I clinical trial of IDX719, an NS5A inhibitor for the treatment of hepatitis C virus (HCV) infection, demonstrating potent pan-genotypic antiviral activity with single doses.

In January 2012, Idenix initiated a phase I clinical study of IDX719. The first part of the study evaluated the safety, pharmacokinetics and food effect of IDX719 in 40 healthy volunteers at single doses ranging from 5 to 100 mg. Eight healthy volunteers received 100 mg of IDX719 daily for seven days. All doses were well tolerated and pharmacokinetic data supports once-daily dosing in future studies. In the second part of the phase I study, single-ascending doses of IDX719 achieved substantial viral load reductions in the following cohorts of HCV-infected patients:

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A cohort of 12 HCV genotype 1-infected patients received single IDX719 doses of 1, 5, 10, 25, 50 or 100 mg (2 patients per dose). Mean maximal viral load reductions were 1.9 log10, 2.6 log10, 3.3 log10, 3.7 log10, 2.8 log10 and 3.5 log10, respectively;

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A cohort of three HCV genotype 2-infected patients received single IDX719 doses of 25, 50 or 100 mg (1 patient per dose). Maximal viral load reductions were 0.4 log10, 3.2 log10 and 3.5 log10, respectively; and

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A cohort of three HCV genotype 3-infected patients received single IDX719 doses of 25, 50 or 100 mg (1 patient per dose). Maximal viral load reductions were 2.2 log10, 3.7 log10 and 3.3 log10, respectively.

The single-dose data were presented at the Cambridge Healthtech Institute’s 5th Annual HCV Drug Discovery meeting this week in San Diego, California. A three-day proof-of-concept study has initiated dosing and is designed to evaluate 64 treatment-naïve genotype 1, 2, 3 or 4 HCV-infected patients.

“These single-dose IDX719 data show potent viral load reductions, with some patients maintaining viral suppression out to three days,” said Douglas Mayers, Chief Medical Officer of Idenix Pharmaceuticals. “We are pleased with the promising antiviral activity in genotypes 1, 2 and 3, and we look forward to seeing multiple-dose data in a larger number of patients from the ongoing three-day proof-of-concept study.”

Additionally, Idenix has completed enrollment of the second cohort of 30 patients in the ongoing 12-week phase IIb study of IDX184, an HCV nucleotide inhibitor, in combination with pegylated interferon and ribavirin (PegIFN/RBV). IDX184 continues to be safe and well tolerated with no treatment-emergent serious adverse events reported and a side effect profile similar to that of PegIFN/RBV. As the study currently remains blinded, further data from the ongoing clinical trial will be available in the second half of 2012.

“Idenix’s clinical programs have made significant progress in the past few months. For IDX184, we are looking forward to initiating a combination study with a protease inhibitor and ribavirin in the near-term to establish the safety and potency of an all-oral IDX184-containing regimen, and, if successful, potentially support a phase III clinical program,” said Ron Renaud, Idenix’s President and Chief Executive Officer. “We are also very pleased with the early viral load reduction data for IDX719. Our ultimate goal is to advance a proprietary, pan-genotypic HCV treatment regimen. We intend to evaluate the combination of IDX184 and IDX719 in a clinical trial that is planned to begin by the end of this year.”

ABOUT IDENIX

Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical Company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix’s current focus is on the treatment of patients with hepatitis C infection. For further information about Idenix, please refer to www.idenix.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including but not limited to the statements regarding the Company’s future business and financial performance. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “expect,” “plans,” “anticipates,” “intends,” “will,” and similar expressions are also intended to identify forward-looking statements, as are expressed or implied statements with respect to the Company’s potential pipeline candidates, including any expressed or implied statements regarding the efficacy and safety of IDX184 or IDX719 or any other drug candidate; the successful development of novel combinations of direct-acting antivirals for the treatment of HCV; the likelihood and success of any future clinical trials involving our drug candidates; and expectations with respect to future milestone or royalty payments, funding of operations and future cash balances. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the following: there can be no guarantees that the Company will advance any clinical product candidate or other component of its potential pipeline to the clinic, to the regulatory process or to commercialization; management’s expectations could be affected by unexpected regulatory actions or delays; uncertainties relating to, or unsuccessful results of, clinical trials, including additional data relating to the ongoing clinical trials evaluating its product candidates; the Company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the Company’s dependence on its collaboration with Novartis; changes in the Company’s business plan or objectives; the ability of the Company to attract and retain qualified personnel; competition in general; and the Company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its product candidates and its discoveries. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These and other risks which may impact management’s expectations are described in greater detail under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission (SEC) and in any subsequent periodic or current report that the Company files with the SEC.

All forward-looking statements reflect the Company’s estimates only as of the date of this release (unless another date is indicated) and should not be relied upon as reflecting the Company’s views, expectations or beliefs at any date subsequent to the date of this release. While Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if the Company’s estimates change.

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